Exhibit 99.2

MEREDITH CORPORATION RECORDS FISCAL 2013 SECOND QUARTER
SPECIAL CHARGE

DES MOINES, IA (January 18, 2013) - Meredith Corporation (NYSE:MDP; www.meredith.com) said today it recorded a net special charge of $7 million ($4 million after-tax, or $0.10 per share) in its fiscal 2013 second quarter. The charge was related to business realignments and selected workforce reductions designed to realize the full value of recent acquisitions, and as part of an ongoing process to optimize performance and achieve further cost efficiencies.
Meredith has aggressively scaled its capabilities to deliver content over multiple platforms to meet increased consumer demand and growing client requests for multiplatform advertising and marketing programs in the past year. As a result, Meredith has added or created approximately 300 jobs to support key strategic growth initiatives including the:

•	Acquisition of Allrecipes.com, doubling Meredith's digital presence. The addition made Meredith the No. 1 digital food media company, and moved it to No. 3 in the digital women's lifestyle category.

•	Addition of the EveryDay with Rachael Ray and FamilyFun brands. These moves increased Meredith's share of the U.S. magazine industry advertising revenues to its current level of nearly 12 percent.

•	Purchase of ShopNation and launch of a growing e-commerce platform.

•	Execution of digital, mobile, video and social expansion strategies, including creating tablet editions; developing new mobile apps; and expanding video content creation capabilities.

•	Expansion and monetization of Local Media Group video content through an increase in local news programming, along with more national video content creation.
“The media and marketing landscape continues to evolve, and we continue to align our businesses - which we've substantially augmented through a series of recent strategic acquisitions and initiatives - to best serve our consumers and customers on whatever platform they choose,” said Meredith Chairman and CEO Stephen M. Lacy.  “We've led the way among media companies at creating a true multiplatform business, and we fully intend to realize the maximum financial potential of our expanded portfolio as part of our commitment to Total Shareholder Return.”
Meredith reaffirmed today its earnings outlook for the second quarter of fiscal 2013 of $0.85 to $0.90, and for full fiscal 2013 of $2.60 to $2.95, both excluding the special charge. Meredith will update progress on its strategic growth initiatives, as well as its earnings outlook, when it releases fiscal 2013 second quarter earnings on January 24, 2013.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith features multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Allrecipes.com, Ladies' Home Journal, Fitness, More, American Baby, EveryDay with Rachael Ray and FamilyFun - along with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, food, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, digital, mobile, tablets, and video - to give consumers content they desire and to deliver the messages of its advertising and marketing partners.
Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith Xcelerated Marketing has significantly added to its capabilities in recent years through the acquisition of cutting-edge companies in digital, mobile, social, healthcare, database, and international marketing.
A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith has paid a dividend for 65 straight years and increased its dividend for 19 consecutive years. Meredith currently pays an annual dividend of $1.53 per share, resulting in a dividend yield of approximately 4.5 percent.
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Shareholder/Financial Analyst Contact:	Media Contacts:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com

Patrick Taylor
VP/Communications, National Media Group
Phone: (212) 551-6984
E-mail: Patrick.Taylor@Meredith.com